                                                                   Exhibit 10(c)


                              AMENDMENT AGREEMENT
                              -------------------

     THIS AMENDMENT AGREEMENT (hereinafter "Agreement") being made effective December 20, 1995, by and between JUDGE COMPUTER CORPORATION, a New Jersey corporation ("Judge") and DATAIMAGE, INC., a Delaware corporation ("DataImage").

     WHEREAS, Judge and DataImage entered into an Agreement and Plan of Merger dated December 1, 1995 ("Merger Agreement") providing for the merger of Judge with and into DataImage pursuant to the terms and conditions set forth in that Merger Agreement; and

     WHEREAS, pursuant to Section 10.4 of the Merger Agreement, the parties may amend the Merger Agreement by a writing signed by responsible officers duly authorized by the respective Boards of Directors; and

     WHEREAS, the Board of Directors of both parties have agreed to and authorized certain amendments to that Merger Agreement as more fully described below.

     NOW THEREFORE, in consideration of the premises and mutual promises hereinafter set forth, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

          5.   Amendments.
               ----------
          (a) Section 1.2 of the Merger Agreement shall be modified to read as follows:

          1.2  Surviving Corporation.  Following the Merger, the existence
               ---------------------
               of the Surviving Corporation shall continue unaffected and unimpaired by the Merger with all rights, powers, privileges and immunities and subject to all duties and liabilities of a corporation authorized under the laws of the State of Delaware. At the Effective Time, the Certificate of Incorporation and By-Laws of DataImage, as in effect immediately prior thereto, copies of which are attached hereto as Exhibits "A" and "B" respectively, shall be the Certificate of Incorporation and By-Laws of the Surviving Corporation until altered or amended as provided therein or by law. Notwithstanding the foregoing, the Certificate of Incorporation shall be amended by filing with the appropriate department of the State of Delaware an Amended and Restated Certificate of Incorporation as set forth in Exhibit "C".


The Amended and Restated Certificate of Incorporation is as set forth in Exhibit "A" to this Agreement.

          (b) Section 1.6(b) of the Merger Agreement shall be modified to read as follows:

          1.6  (b) Issuance of Surviving Corporation Common and Series A
                   -----------------------------------------------------
               Convertible Preferred Stock.  In the Merger, the Surviving
               ---------------------------
               Corporation shall issue a cumulative total of 4,750,000 shares of the Surviving Corporation Common Stock and Surviving Corporation Series A Convertible Preferred Stock (collectively the "Surviving Corporation Stock") to the then current shareholders of Judge, less certain reserve shares. The Surviving Corporation Series A Convertible Preferred Stock will be converted as set forth in
               Section 1.8. In the Merger, the Surviving Corporation will hold in reserve X shares of the Surviving Corporation Common Stock for certain stock grants and stock options. For purposes of the foregoing, the variable "X" shall be the equivalent of 82,500 plus 325,000 divided by the conversion ratio Y (defined below). The shares issued to the then current Judge Shareholders, together with the shares reserved by the Surviving Corporation for the aforementionedoptions and grants upon issuance, will constitute 95% of the issued and outstanding voting shares of the Surviving Corporation. In the Merger, the Surviving Corporation will issue to the holders of Judge Common Stock one share of Surviving Corporation Common Stock for every Y shares of Judge Common Stock and, if not previously converted, one share of Surviving Corporation Common Stock for every Y shares of Judge Preferred Stock. For purposes of the foregoing, the variable "Y" shall be the equivalent of 10,891,347 divided by the remainder of 4,667,500 less the number of Judge Series A Convertible Preferred Stock shares sold in the private placement described in Section
               1.8. Subsequent to the merger, the Board, in its discretion, will formulate and implement an employee stock grant and option plan, separate from the reserve shares described above, which will equally dilute all voting shareholders.

          (c) Section 7.1(a) of the Merger Agreement is modified to read as follows:

               (a) If the Closing shall not have occurred on or before February 29, 1996, unless the failure to so consummate by such time is due to the breach of this Agreement by the party seeking to terminate, or such later date as shall have been agreed to by the parties hereto (the "Termination Date").

          (d) Schedule 1.8 is amended as set forth in Exhibit "B" attached hereto.

          (e) Schedule 1.9 is amended as set forth in Exhibit "C" attached hereto.

          (f) Schedule 1.18 is amended as set forth in Exhibit "D" attached hereto.

          (g)  Schedule 2.2(f) is amended to read as follows:
               FTM Consulting, Inc. v. DataImage,
               Inc., No. PJR CV 470816

          6.   Exception.  Judge and DataImage agree and acknowledge that the
               ---------
amendments set forth in Section 1 above are an exception to the limitation set forth in Section 10.1 of the Merger Agreement.

          7.   Authority.  Both Judge and DataImage represent and warrant that
               ---------
each of them have all requisite corporate power and authority to enter into this Agreement.

          8.   Counterparts.  To facilitate execution, this Agreement may be
               ------------
executed in as many counterparts as may be required; and it shall not be necessary that the signatures of, or on behalf of, each party, or that the signatures of all persons required to bind any party, appear on each counterpart; but it shall be sufficient that the signature of, or on behalf of, each party, or that the signatures of the persons required to bind any party, appear on one or more of the counterparts. All counterparts shall collectively constitute a single agreement. It shall not be necessary in making proof of this Agreement to produce or account for more than a number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the date set forth above.


                                           JUDGE COMPUTER CORPORATION



                                  By: /s/ Martin E. Judge, Jr.
                                      -------------------------------------
                                      Martin E. Judge, Jr., CEO/President

                                      DATAIMAGE, INC.



                                  By: /s/ Raymond V. Sozzi
                                     ----------------------------------
                                      Raymond V. Sozzi, President

                                  EXHIBIT "A"

                                    SECOND

                     RESTATED CERTIFICATE OF INCORPORATION

                                      OF

                                DATAIMAGE, INC.


     DataImage, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

     1.   The name of the corporation is DataImage, Inc.

          The date of filing its original Certificate of Incorporation with the Secretary of State was October 23, 1986. The date of filing its first Restated Certificate of Incorporation with the Secretary of State was July 26, 1989.

     2. This Restated Certificate of Incorporation restates and integrates and further amends the Certificate of Incorporation of this corporation by changing Articles 1 and 4, adding new Articles 5 and 6, and renumbering Articles 5 through 14 as Articles 7 through 16 respectively.

     3. The text of the Certificate of Incorporation, as amended or supplemented heretofore, is further amended hereby to read as herein set forth in full:

         "1.  The name of the corporation is:

                  Judge Imaging Systems, Inc.

          2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

          3. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

          4. The total number of shares of stock which the Corporation shall have authority to issue is Ten Million (10,000,000) common shares having a par value of One Cent ($.01), and five million (5,000,000) preferred shares having a par value of One Cent ($.01). The preferred shares shall consist of a series of one million one hundred twenty-five thousand (1,125,000) shares of Series A Convertible Preferred Stock, with the rights, prefer-ences and designations set forth in Paragraph 5, below; a series of one thousand five hundred (1,500) shares of Series B Preferred Stock, with the rights, preferences and designations set forth in Paragraph 6, below; and such additional series as may be issued by the Board of Directors from time to time in one or more classes or series. The Board of Directors of the Corporation shall have full authority to determine for any such class or series its voting powers, designations, preferences, limitations, special rights, and restrictions thereon which it deems appropriate.

          5.  Series A Convertible Preferred Stock

              (a) Dividend.  Holders of Series A Preferred Stock ("Preferred
                  --------
     A") of the Corporation shall be entitled to receive, out of funds legally available therefor, cumulative dividends at an annual rate of seven percent (7%), provided that such dividend shall be payable only if a minimum of $1,000,000 is raised pursuant to a private placement of the Preferred A as described in the Private Placement Memorandum of Judge Computer Corporation dated January 16, 1996; and (x) the Corporation initiates and closes upon a subsequent public offering for its benefit; or (y) the Corporation redeems the Preferred A pursuant to Paragraph 5(c). Upon the occurrence of the subsequent public offering, the accrued dividend shall be due and payable for the period extending through the date of closing on the subsequent public offering and the Preferred A shall carry no further dividend thereafter except as set forth below. The Preferred A will share pari passu, on an as converted basis, in any dividends declared on common stock or any other series of preferred stock, excluding the Series B Preferred Stock.

              (b) Liquidation Preference.  The Preferred A will have a
                  ----------------------
     liquidation preference prior to the common stock and all other existing classes or series of preferred stock, in an amount equal to $1.3333333 per share plus all accrued, unpaid dividends (if any are payable as provided above). The holders of the Preferred A may elect to treat a consolidation or merger of the Corporation, resulting in a change of control of the Corporation, or the sale of all or substantially all of the Corporation's assets, as a liquidation or winding up for purposes of this liquidation preference. For purposes of the foregoing, a change of control is deemed to occur when more than 51% of the issued and outstanding shares of the Corporation are held by individuals or entities who are not shareholders as of the date of filing of this Second Restated Certificate of Incorporation.

              (c) Optional Redemption.  In the event the Corporation has not
                  -------------------
     closed on a subsequent public offering for its benefit by the eighth anniversary of the filing of this Second Restated Certificate of Incorporation, the Corporation shall have the right, but not the obligation, to redeem the Preferred A. The Corporation must give thirty days prior written notice of its intent to exercise its option to redeem. Prior to the running of that time period, the holder may give the Corporation written notice of his intent to convert the Preferred A pursuant to Paragraph 5(d) below. If the holder does not exercise such right to convert within such thirty day period, upon the date set for redemption in the notice by the Corporation, the Preferred A shall be surrendered to the Corporation and the purchase price shall be paid to the holder thereof. The purchase price shall be $1.3333333 per share plus all accrued, unpaid dividends to the date of redemption. In the event of the failure of any holder to deliver such shares on the date set therefore, such shares shall nevertheless be immediately deemed cancelled and upon surrender of the Certificates, the purchase price and accrued dividends shall be paid to the holder.

              (d) Optional Conversion.  The Preferred A may be converted into
                  -------------------
     Common Stock at the holders' option at any time upon written notice to the Corporation. The holder shall be entitled to receive one share of common stock for each share of Preferred A, subject to adjustment as provided in Paragraph 5(f). If less than all of the holder's Preferred A shares are being converted, then they shall be converted in lots not less than the greater of 10,000 shares or 20% of the total number of the holder's Preferred A shares.

              (e) Mandatory Conversion.  Conversion of the Preferred A will
                  --------------------
     occur automatically (i) at the time of Closing upon a subsequent public offering of Common Stock by the Corporation in excess of $5 million, (ii) upon sale of all or substantially all of the assets of the Corporation, or
     (iii) upon the vote by holders of a majority of the then-outstanding shares of the Preferred A. In the event of a conversion pursuant to Paragraph 5(e)(i), accrued dividends shall also be paid at the time of the conversion.

              (f) Antidilution and Adjustment Provisions.  The conversion ratio
                  --------------------------------------
     of the Preferred A to Common Stock, set forth in subparagraph (d) above, is based upon the initial conversion price of $1.333333. The conversion ratio and conversion price will be subject to the customary weighted average antidilution adjustment in the event that the Corporation issues shares (other than "Excluded Shares" as defined immediately below) at a purchase price less than the then-applicable conversion price, which is determined as the initial conversion price subject to previous adjustments (if any) made pursuant to this subparagraph. "Excluded Shares" shall mean shares issued to directors, officers, employees or consultants of the Corporation pursuant to stock option or stock grant plan or plans authorized by the Board of Directors from time to time. The conversion ratio will also be equitably adjusted for Common Stock splits, Common Stock dividends and other Common Stock recapitalizations.

              (g) Voting Rights.  Except with respect to the protective
                  -------------
     provisions set forth in Paragraph 5(h), the Preferred A will vote with the Common Stock as a single class, and a holder of Preferred A will have the right to that number of votes equal to the number of shares of Common Stock issuable upon conversion of his Preferred A.

              (h) Protective Provisions.  Consent of the holders of at least a
                  ---------------------
     majority of the Preferred A will be required for any action which (i) materially and adversely alters or changes the rights, preferences or privileges of the Preferred A, (ii) increases the authorized number of shares of Preferred A, (iii) creates any new class or series of shares having preference over or being on a parity with the Preferred A, (iv) involves a sale by the Corporation's of all or substantially all of its assets, a merger of the Corporation with another entity resulting in a change of control of the Corporation (as previously defined), or a liquidation or dissolution of the Corporation.

              (i) Registration Rights.  The Preferred A shall also have certain
                  -------------------
     demand and piggyback registration rights upon conversion of the Preferred A into the Common Stock of the Corporation as more fully described in a Stock Registration Rights Agreement which has been entered into by Judge Computer Corporation and the holders of the Preferred A, with an effective date as of the filing of this Second Restated Certificate of Incorporation.

          6.  Series B Preferred Stock

              (a) Voting.  Holders of the outstanding shares of Series B
                  ------
     Preferred Stock ("Preferred B") shall have no voting rights, except as otherwise required by law.


              (b) Liquidation Preference.  The Preferred B shall have no
                  ----------------------
     liquidation preference and any distribution upon liquidation shall be shared ratably on a per-share basis between the Preferred B and Common Stock, subject to the rights of such other series and classes as the Board of Directors may determine.

              (c) Dividends.  The holders of the outstanding shares of the
                  ---------
     Preferred B shall be entitled to receive, out of funds legally available therefore, cumulative dividends at the annual rate of ten percent (10%) of the stated value of the shares. The stated value of the Preferred B is $1,000.00. Cumulative dividends on the Preferred B shall be payable if, as and when declared. Dividends shall accrue on each share from the date of original issuance of such share whether or not earned or declared, and shall accrue until paid.

              (d) Redemption.  The Preferred B must be redeemed upon the
                  ----------
     closing of any subsequent public offering by the Corporation. This redemption may be waived by the holders of the Preferred B at the holders' sole discretion. If such requirement is waived, the Preferred B must be redeemed upon the occurrence of any subsequent public offering by the Corporation. The Preferred B may be redeemed at any time prior to a subsequent public offering, upon thirty (30) days' written notice to the holders thereof. Notwithstanding the foregoing, the Board of Directors shall utilize its best efforts to redeem the stock at such time as it deems it to be financially prudent. If, and to the extent all shares of the Preferred B are not fully redeemed earlier as set forth above, they shall be fully redeemed upon the fifth anniversary of the date of issuance.

                  The purchase price per share to be paid upon redemption of the Preferred B shall be the stated value thereof plus all accrued but unpaid dividends to the date set for redemption. Upon the date set for redemption, all shares of the Preferred B shall be surrendered to the Corporation and the purchase price shall be paid to the holders thereof.

              (e) No Right of Conversion.  The Preferred B may not be converted
                  ----------------------
     into any other shares of Stock of the Corporation.

          7. The number of directors which shall constitute the Board of Directors shall be established by the Board of Directors, but shall not be less than 3, or more than 9. The directors of the corporation shall be divided into three classes: Classes One, Two and Three. Class One directors shall initially serve until the 1990 annual meeting of shareholders. Class Two directors shall initially serve until the 1991 annual meeting of shareholders. Class Three directors shall initially serve until the 1992 annual meeting of shareholders. At each annual meeting of shareholders, the successors to members of the class of directors whose terms shall then expire shall be elected to serve three year terms and until their successors are elected and qualified. When the number of directorships is changed, any newly-created directorships or any decrease in directorships shall be so apportioned by the Board of Directors between the three classes so as to make all classes as nearly equal in number as is possible.

          8. The Board of Directors is authorized to make, alter or repeal the by-laws of the corporation.

          9. To the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, a director of this corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

          10. To the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, the corporation shall indemnify any of its officers, directors, employees or agents who was or is made a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he (or she) is or was a director, officer, employee or agent of the corporation, or was serving at the request of the corporation in any such capacity with another corporation, partnership, joint venture, trust or other enterprise.

          11. In addition to the vote of stockholders otherwise required by law, including, without limitation, the provisions of Section 203 of the General Corporation Law of Delaware, or by the terms of any other article of this Certificate of Incorporation, whether now or hereafter authorized, the affirmative vote or consent of either: (i) seventy-five percent (75%) of the members of the Board of Directors or (ii) the holders of eighty-five percent (85%) or more of all shares of stock of the corporation entitled to vote in elections of directors, considered for the purposes hereof as one class, shall be required for the adoption or authorization of a business combination (as hereinafter defined) with any other entity (as hereinafter defined) if, as of the record date for the determination of stockholders entitled to notice thereof and to vote thereon or consent thereto, such other entity is the beneficial owner, directly or indirectly, of more than fifteen percent (15%) of the outstanding shares of stock of the corporation entitled to vote in elections of directors considered for the purposes of this Article as one class; provided that such eighty-five percent (85%) voting requirement shall not be applicable if:

          (a) The cash, or fair market value of other consideration to be received per share by common stockholders of the corporation in such business combination bears the same or a greater percentage relationship to the market price of the corporation's common stock immediately prior to the announcement of such business combination as the highest per share price (including brokerage commissions and/or soliciting dealers' fees and transfer taxes) which such other entity has theretofore paid for any of the shares of the corporation's common stock already owned by its bears to the market price of the common stock of the corporation immediately preceding the initial acquisition of the corporation's common stock by such other entity; and

          (b) The cash, or fair market value of other consideration to be received per share by common stockholders of the corporation in such business combination (i) is not less than the highest per share price (including brokerage commissions and/or soliciting dealers' fees and transfer taxes) paid by such other entity in acquiring any of its holdings of the corporation's common stock, and (ii) is not less than the earnings per share of common stock of the corporation for the four full consecutive fiscal quarters, or the last fiscal year reported, whichever is higher, immediately preceding the record date for solicitation of votes on such business combination, multiplied by the then price/earnings multiple (if any) of such other entity as customarily computed and reported in the financial community; and

          (c) The price offered must also include an additional premium equal to the per share equivalent of fifty percent (50%) of the highest consolidated balance of domestic and foreign cash, cash equivalents and marketable securities held by the corporation at any time during the period commencing on the date such other entity first acquired any shares of the corporation's common stock and terminating on the fifteenth day prior to the date on which the proxy statement referred to in (f) below is scheduled to be mailed to public stockholders of the corporation; and

          (d) After such other entity has acquired a fifteen percent (15%) interest and prior to the consummation of such business combination: (i) such other entity shall have taken steps to ensure that the corporation's Board of Directors included at all times representation by continuing director(s) (as hereinafter defined) proportionate to the stockholdings of the corporation's public common stockholders not affiliated with such other entity (with a continuing director to occupy any resulting fractional board position); (ii) there shall have been no change in the amount per share payable or paid as dividends on the corporation's common stock except as may have been approved by a vote of seventy-five percent (75%) of the directors; (iii) such other entity shall not have acquired any newly issued shares of stock, directly or indirectly, from the corporation (except upon conversion of convertible securities acquired by it prior to obtaining a fifteen percent (15%) interest or as a result of a pro rata stock dividend or stock split); and (iv) such other entity shall not have acquired any additional shares of the corporation's outstanding common stock or securities convertible into common stock except as a part of the transaction which results in such other entity acquiring its fifteen percent (15%) interest; and

          (e) Such other entity shall not have (i) received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges or other financial assistance or tax credits provided by the corporation, or (ii) made any major change in the corporation's business or equity capital structure without the approval of seventy-five percent (75%) of the directors, in either case prior to the consummation of such business combination; and

          (f) A proxy statement complying with the requirements of the Securities Exchange Act of 1934 shall be mailed to public stockholders of the corporation for the purpose of soliciting stockholder approval of such business combination and shall contain at the front thereof, in a prominent place, any recommendations as to the advisability (or inadvisability) of the business combination which the continuing directors, or any of them, may choose to state and, if deemed advisable by a majority of the continuing directors, an opinion of a reputable investment banking firm as to the fairness (or lack of fairness) of the terms of such business combination, from the point of view of the remaining public stockholders of the corporation (such investment banking firm to be selected by a majority of the continuing directors and to be paid a reasonable fee for their services by the corporation upon receipt of such opinion).

          The provision hereof shall also apply to a business combination with any other entity which at any time has been the beneficial owner, directly or indirectly, of more than fifteen percent (15%) of the outstanding shares of stock of the corporation entitled to vote in elections of directors considered for the purposes hereof as one class, notwithstanding the fact that such other entity has reduced its shareholdings below fifteen percent (15%) if, as of the record date for the determination of stockholders entitled to notice of and to vote on or consent to the business combination, such other entity is an "affiliate" of the corporation (as hereinafter defined).

          12. As used in Sections 11 through 15 hereof, (a) the term "other entity" shall include any corporation, person or other entity and any other entity with which it or its "affiliate" or "associate" (as defined below) has any agreement, arrangement or understanding, directly or indirectly, for the purpose of acquiring, holding, voting or disposing of stock of the corporation, or which is its "affiliate" or "associate" as those terms are defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, together with the successors and assigns of such persons in any transaction or series of transactions not involving a public offering of the corporation's stock within the meaning of the Securities Act of 1933, (b) an other entity shall be deemed to be the beneficial owner of any shares of stock of the corporation which the other entity (as defined above) has the right to acquire pursuant to an agreement, or upon exercise of conversion rights, warrants or options or otherwise, (c) the outstanding shares of any class of stock of the corporation shall include shares deemed owned through application of clause
     (b) above but shall not include any other shares which may be issuable pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise; (d) the term "business combination" shall include any merger or consolidation of the corporation with or into any other corporation, or the sale or lease of all or any substantial part of the assets of the corporation to, or any sale or lease to the corporation or any subsidiary thereof in exchange for securities of the corporation of any assets (except assets having an aggregate fair market value of less than $1,000,000) of any other entity; (e) the term "continuing director" shall mean a person who was a member of the Board of Directors of the corporation elected by the public stockholders prior to the time that such other entity acquired in excess of ten percent (10%) of the stock of the corporation entitled to vote in the election of directors, or a person recommended to succeed a continuing director by a majority of continuing directors; and
     (f) for the purposes of subparagraphs 1(a) and (b) hereof the term "other consideration to be received" shall include common stock of the corporation retained by its existing public stockholders in the event of a business combination with such other entity in which the corporation is the surviving corporation.

          13. A majority of the continuing directors shall have the power and duty to determine for the purposes hereof on the basis of information known to them whether (a) such other entity beneficially owns more than fifteen percent (15%) of the outstanding shares of stock of the corporation entitled to vote in election of directors (b) any entity is an "affiliate" or "associate" (as defined above) of another, (c) any other entity has an agreement, arrangement or understanding with another, or (d) the assets being acquired by the corporation, or any subsidiary thereof, have an aggregate fair market value of less than $1,000,000.

          14. No amendment to this Certificate of Incorporation shall amend, alter, change or repeal any of the provisions of Sections 11 through 14 hereof, unless the amendment effecting such amendment, alteration, change or repeal shall receive the affirmative vote or consent of the holders of eighty-five percent (85%) or more of all shares of stock of the corporation entitled to vote at an election of directors, considered for these purposes as one class; provided that this Section 14 shall not apply to, and such eighty-five percent (85%) vote or consent shall not be required for, any amendment, alteration, change or repeal recommended to the stockholders by eighty-five percent (85%) of such directors who would be eligible to serve as "continuing directors" within the meaning of Section 12 hereof.

          15. Nothing herein shall be construed to relieve any other entity from any fiduciary obligation imposed by law.

          16. Unless otherwise restricted by law, any director may be removed, with or without cause, only by a vote of the holders of at least eighty-five percent (85%) of the shares entitled to vote at an election of directors, or by the vote of seventy-five percent (75%) of the other directors then in office.

     4. This Second Restated Certificate of Incorporation was duly adopted by vote of the stockholders in accordance with Sections 245 and 252 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, the parties hereto have caused this agreement to be duly executed, as of the date set forth above.

                              JUDGE COMPUTER CORPORATION

                         By: /s/ Martin E. Judge, Jr.
                            -------------------------------------------
                            Martin E. Judge, Jr. CEO/President


                              DATAIMAGE, INC.


                         By: /s/ Raymond V. Sozzi
                            -------------------------------------------
                            Raymond V. Sozzi, President

                                  EXHIBIT "B"

                       PREFERENCES AND RIGHTS OF SERIES A
                          CONVERTIBLE PREFERRED STOCK


     1.   Dividend.  Holders of  Series A Preferred Stock ("Preferred") of Judge
          --------
Computer Corporation (the "Corporation") shall be entitled to receive, out of funds legally available therefore, cumulative dividends at an annual rate of seven percent (7%), provided that a minimum of $1,000,000 is raised pursuant to a private placement of the Preferred as described in the Private Placement Memorandum dated January 16, 1996; and (x) Judge Imaging Systems, Inc., (the surviving corporation (hereinafter the "Surviving Corporation") of the merger between the Corporation and DataImage, Inc. pursuant to an Agreement and Plan of Merger (the "Merger Agreement") dated December 1, 1995), initiates and closes upon a subsequent public offering for its benefit; or (y) the Surviving Corporation redeems the Preferred pursuant to Paragraph 3. Upon the occurrence of the subsequent public offering, the accrued dividend shall be due and payable for the period extending through the date of closing on the subsequent public offering and the Preferred shall carry no further dividend thereafter except as set forth below. The Preferred will share pari passu, on an as converted basis, in any dividends declared on common stock or any other series of preferred stock, excluding the Series B Preferred Stock.

                                  SCHEDULE 1.8

     2.   Liquidation Preference.  The Preferred will have a liquidation
          ----------------------
preference prior to the common stock and all other existing classes or series of preferred stock, in an amount equal to $1.3333333 per share plus all accrued, unpaid dividends (if any are payable as provided above). The holders of the Preferred may elect to treat a consolidation or merger of the Surviving Corporation resulting in a change of control of the Surviving Corporation, or sale of all or substantially all of its assets as a liquidation or winding up for purposes of this liquidation preference. For purposes of the foregoing, a change of control is deemed to occur when more than 51% of the issued and outstanding shares of the Corporation are held by individuals or entities who are not shareholders as of the date of Closing on the private placement referred to in Paragraph 1.

     3.   Optional Redemption.  In the event the Surviving Corporation has not
          -------------------
closed on a subsequent public offering for its benefit by the eighth anniversary of the filing of the Second Restated Certificate of Incorporation of the Surviving Corporation, the Surviving Corporation shall have the right, but not the obligation, to redeem the Preferred. The Surviving Corporation must give thirty days prior written notice of its intent to exercise its option to redeem. Prior to the running of that time period, the holder may give the Surviving Corporation written notice of his intent to convert the Preferred pursuant to Paragraph 4 below. If the holder does not exercise such right to convert within such thirty day period, upon the date set for redemption in the notice by the Surviving Corporation, the Preferred shall be surrendered to the Surviving Corporation and the purchase price shall be paid to the holder thereof. The purchase price shall be $1.3333333 per share plus all accrued, unpaid dividends to the date of redemption. In the event of the failure of any holder to deliver such shares on the date set therefore, such shares shall nevertheless be immediately deemed cancelled and upon surrender of the Certificate, the purchase price and all accrued dividends shall be paid to the Holder.

     4.   Optional Conversion.  The Preferred will be convertible into Common
          -------------------
Stock at the holder's option at any time upon written notice to the Surviving Corporation. The holder shall be entitled to receive one share of common stock for each share of Preferred, subject to adjustment as provided in Paragraph 6. If less than all of the holder's Preferred shares are being converted, then they shall be converted in lots not less than the greater of 10,000 shares or 20% of the total number of the Holder's Preferred shares.

     5.   Mandatory Conversion.  Conversion of the Preferred will be mandatory
          --------------------
(i) at the time of a subsequent public offering of common stock by the Surviving Corporation in excess of $5 million, (ii) upon sale of all or substantially all of the assets of the Surviving Corporation, or (iii) upon the vote by holders of a majority of the then-outstanding shares of the Preferred. In the event of a conversion pursuant to Paragraph 5(i), accrued dividends shall also be paid at the time of the conversion.


     6.   Antidilution and Adjustment Provisions.  The conversion price and
          --------------------------------------
ratio of the Preferred will be subject to a customary weighted average antidilution adjustment in the event that the Surviving Corporation issues additional shares (over and above the 5 million shares issued or reserved for issuance as of the date of the Closing on the Merger described in Paragraph 1, the Series B shares described below and stock options and/or stock grants subsequently authorized by the Board of Directors for award to employees of the Surviving Corporation) at a purchase price less than the then applicable conversion price. The conversion price and ratio will also be equitably adjusted for Common Stock splits, Common Stock dividends and other Common Stock recapitalizations.

     7.   Voting Rights.  Except with respect to the protective provisions set
          -------------
forth in Paragraph 8, the Preferred will vote with the Common Stock as a single class, and a holder of Preferred will have the right to that number of votes equal to the number of shares of Common Stock issuable upon conversion of its Preferred.

     8.   Protective Provisions.  Consent of the holders of at least a majority
          ---------------------
of the Preferred will be required for any action which (i) materially and adversely alters or changes the rights, preferences or privileges of the Preferred, (ii) increases the authorized number of shares of Preferred, (iii) creates any new class of shares having preference over or being on a parity with the Preferred, (iv) involves a sale by the Surviving Corporations of all or substantially all of its assets, a merger of the Surviving Corporation with another entity resulting in a change of control of the Corporation (as previously defined), or a liquidation or dissolution of the Surviving Corporation.

     9.   Registration Rights.  The Preferred shall also have certain demand and
          -------------------
piggyback registration rights upon conversion of the Preferred into the Common Stock of the Surviving Corporation as more fully described in a Stock Registration Rights Agreement between the Corporation and the holders of the Preferred to be executed immediately prior to and effective as of the filing of the date of Closing of the Merger described in Paragraph 1.

                                  EXHIBIT "C"

                          PREFERENCES AND RIGHTS OF
                           SERIES B PREFERRED STOCK


     1.   Voting.  Holders of the outstanding shares of Series B Preferred Stock
          ------
("Preferred B") shall have no voting rights, except as otherwise required by law.

     2.   Liquidation Preference.  The Preferred B shall have no liquidation
          ----------------------
preference and any distribution upon liquidation shall be shared ratably on a per-share basis between the Preferred B and Common Stock, subject to the rights of such other series and classes as the Board of Directors may determine.

     3.   Dividends.  The Holders of the outstanding shares of the Preferred
          ---------
shall be entitled to receive, out of funds legally available therefore, cumulative dividends at the annual rate of ten percent (10%) of the stated value of the shares. The stated value of the Preferred B is $1,000.00 Cumulative dividends on the Preferred B shall be payable if, as and when declared. Dividends shall accrue on each share from the date of original issuance of such share whether or not earned or declared, and shall accrue until paid.


     4.   Redemption.  The Preferred B must be redeemed upon the closing of any
          ----------
subsequent public offering by the Corporation. This redemption may be waived by the holders of the Preferred B at the holders' sole discretion. If such requirement is waived, the

                                 SCHEDULE 1.9

Preferred B must be redeemed upon the occurrence of any subsequent public offering by the Corporation. The Preferred B may be redeemed at any time prior to a subsequent public offering, upon thirty (30) days written notice to the holders thereof. Notwithstanding the foregoing, the Board of Directors shall utilize its best efforts to redeem the stock at such time as it deems it to be financially prudent. If and to the extent all shares of the Preferred B are not fully redeemed earlier or set forth above, they shall be fully redeemed upon the fifth anniversary of the date of issuance.

          The purchase price per share to be paid upon redemption of the Preferred B shall be the stated value thereof plus all accrued but unpaid dividends to the date set for redemption. Upon the date set for redemption, all shares of the Preferred B shall be surrendered to the Corporation and the purchase price shall be paid to the holders thereof.

     5.   No Right of Conversion. The Preferred B may not be converted into any
          ----------------------
other shares of Stock of the Corporation.

                                  EXHIBIT "D"

                    ESSENTIAL TERMS OF EMPLOYMENT AGREEMENT
                                    BETWEEN
                RAYMOND V. SOZZI AND JUDGE IMAGING SYSTEMS, INC.

1.  Term.

    Commences first business day after the Effective Date of the Merger, and will continue for a period of one year from commencement, renewable annually by mutual agreement of employee and employer. Performance review to be conducted prior to expiration of one year term with equitable compensation increase for renewal.

2.  Compensation.

    Annual salary of $150,000. Upon completion of secondary offering, annual salary to increase to $200,000.

3.  Benefits.

    Three weeks paid vacation per year. Will participate in annual company trips taken by the executives of Judge Imaging Systems, Inc. Car allowance of $500.00 per month, to be paid directly to employee. In addition, employee will be reimbursed for reasonable car expenses for fuel and repairs. Judge Imaging Systems, Inc. will reimburse employee in an amount equal to 100% of the standard medical and disability premiums for coverage generally provided to Judge's executives.

4.  Stock Options.

    Employee will receive options to acquire common stock equivalent to 1% of the issued and outstanding capital stock of Judge Imaging Systems, Inc., computed on a fully converted and diluted basis, which shall include the stock reserved for employee options and grants and Series A Convertible Preferred determined immediately post-closing of the merger (currently expected to represent 50,000 shares). Of these options, .5% will vest at the time of the merger, and .5% will vest at the time of the secondary offering. Options are subject to approval of a stock option plan by the Shareholders of Judge Imaging Systems, Inc.; management will agree to use their best efforts to obtain such approval. The exercise price will be the price paid for Series A Convertible Preferred pursuant to Section 1.8.

5.  Position.

    Chief Operating Officer

                                 SCHEDULE 1.18

6.  Severance.

    One month after first year in the event that employment is terminated by employer.


7.  Non-solicitation.

    Upon expiration or termination of employment by employer or employee, Employee will be restricted from soliciting customers or employees of Judge Imaging Systems, Inc., irrespective of the reason for termination, for a period of three years following termination. For purposes of the foregoing, customers and employees shall include those current customers and employees at the time of termination or expiration and for the one year immediately proceeding termination or expiration.

8.  Non-competition.

    Upon expiration termination of employment by employer or employee, irrespective of the reason for termination, Judge Imaging Systems, Inc. may elect (at its option) to require employee to refrain from competing with its business for a period of six months following termination in consideration of payment of 50% of employee's compensation (its computed as of the date of termination), during the six month non-competition period.